EXHIBIT 23.2






             CONSENT OF HILL, BARTH & KING LLC, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Pre-effective Amendment No.7 to the Registration Statement on From SB-2 and related Prospectus of BioQuest International, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation therein of our report dated September 10, 2001 relating to the financial statements of BioQuest International, Inc. as of June 30, 2001 and June 30, 2000 and for the year ended June 30, 2001 and for the period from November 4,1999 (date of inception) to June 30, 2000 and for the period from November 4,1999 (date of inception) to June 30, 2001.



                                               /s/ HILL, BARTH & KING LLC
                                                   Certified Public Accountants



Naples, Florida
September 20, 2001